Exhibit 99.2(n)

[LETTERHEAD OF DELOITTE & TOUCHE LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement of BlackRock Real Asset Equity Trust on Form N-2 (Securities Act Registration No. 333-135868 and Investment Company Registration No. 811-21931) of our report dated September 15, 2006, relating to the financial statements of BlackRock Real Asset Equity Trust as of August 23, 2006 and for the period from July 19, 2006 (date of inception) to August 23, 2006 appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

September 25, 2006